SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2004

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-16807	23-3086414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 22, 2004, ARAMARK Corporation (the “Company”) announced that Joseph Neubauer, 62, the Company’s Executive Chairman, had been elected its Chairman and Chief Executive Officer.

On November 2, 2004, the Company entered into a new employment agreement with Mr. Neubauer (the “Agreement”). The Agreement provides that Mr. Neubauer will serve as Chairman and Chief Executive Officer for a perpetual term, subject to 2 years’ advance notice of non-renewal. Mr. Neubauer’ annual base salary will continue to be $1 million, and is subject to periodic review by the Board. The Board may, in its discretion increase, but not decrease, Mr. Neubauer’s annual base salary. Mr. Neubauer’s bonus will be determined by the Corporate Governance and Human Resources Committee pursuant to the terms of the Company’s Senior Executive Annual Performance Bonus Arrangement. In addition, Mr. Neubauer is eligible to participate in the Company’s 2001 Equity Incentive Plan, or any successor plan, in accordance with its terms, and in all retirement and welfare programs applicable to senior executives of the Company at benefit levels applicable to such senior executives.

Under the Agreement, Mr. Neubauer is entitled to receive a retirement benefit following the termination of his employment with the Company for life, with a 50% survivor benefit to his surviving spouse for her lifetime. The annual retirement benefit will be equal to 50% of his base salary and average bonus (which is his average annual bonus for the 3 years prior to his termination, or, if higher, the average of his annual bonus from 2001-2003); less any amounts payable under the survivor income protection plan in which Mr. Neubauer participates.

Upon Termination Without Cause or for Good Reason (each, as defined in the Agreement), including a resignation by Mr. Neubauer within 12 months following a Change of Control (as defined in the Agreement), Mr. Neubauer would receive (i) a pro-rata portion of his bonus for the year of termination, (ii) lump sum payments of up to two times his base salary and (iii) a lump sum payment of up to two times his average bonus (as described above). He would also receive the retirement benefit described in the previous paragraph, along with continued participation in the Company’s survivor income plan, the Company’s other health and welfare plans and perquisites for 3 years. Mr. Neubauer would also be entitled to continue, at his own expense, his participation in the Company’s executive health plan for up to 3 years. In addition, all of Mr. Neubauer’s outstanding options and installment stock purchase opportunities would vest. Mr. Neubauer would also receive any accrued amounts (earned but unpaid salary and benefits) owed to him by the Company. The Agreement also provides that Mr. Neubauer is entitled to receive gross-up payments to compensate him for any excise taxes he incurs for excess parachute payments in connection with a change in control of the Company. During his employment term and for a period of two years thereafter, Mr. Neubauer would be subject to restrictions on competition with the Company.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 22, 2004, the Company reported the election of Mr. Neubauer as its Chairman and Chief Executive Officer under Item 5.02 of this Form 8-K. The Company also reported its intention to enter into a new employment agreement with Mr. Neubauer and to file this amended Form 8-K upon finalization of such agreement. The final terms of Mr. Neubauer’s employment agreement are summarized in Item 1.01 above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit 10.1	Employment Agreement dated November 2, 2004, between ARAMARK Corporation and Joseph Neubauer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION
Date: November 8, 2004	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated November 2, 2004, between ARAMARK Corporation and Joseph Neubauer.